EXHIBIT 10.13

LEGGETT & PLATT, INCORPORATED

2004 KEY OFFICERS INCENTIVE PLAN

Amended and restated

Effective January 1, 2006

SECTION 1. ESTABLISHMENT, DEFINITIONS, AND ADMINISTRATION

1.1	Establishment of the Plan. Leggett & Platt, Incorporated hereby establishes the 2004 Key Officers Incentive Plan (the “Plan”). Subject to the approval of Leggett’s shareholders at the 2004 annual meeting of shareholders, the Plan shall become effective as of January 1, 2004. If the Plan is not so approved, no Awards will be paid. Awards are intended to qualify as “other performance-based compensation” under Section 162(m) of the Code and, therefore, the Plan shall be construed, interpreted, and administered in accordance with such intention.

1.2	Purpose of the Plan. The purpose of the Plan is to attract, motivate, and retain the services of participants in the Plan (“Participants”) who make significant contributions to Leggett’s success by allowing them to share in that success.

1.3	Definitions. The following terms, when used in the Plan, shall have the following meanings:

(a)	“Award” means the bonus, if any, to which a Participant is entitled under the Plan based on the attainment of a Performance Objective.

(b)	“Code” means the Internal Revenue Code of 1986, as amended. Any reference to the Code includes regulations promulgated pursuant to the Code.

(c)	“Corporate Participant” means a Participant whose Award is determined based on the performance of Leggett.

(d)	“EBIT” means Leggett’s earnings for a Year before deducting interest and taxes and after adjustments for other items approved by the Committee.

(e)	“Leggett” means Leggett & Platt, Incorporated or any successor thereto and also includes the subsidiaries and affiliates of Leggett & Platt, Incorporated.

(f)	“Profit Center” means a separate operating unit or branch of Leggett for which Leggett budgets an operating income for a Year.

(g)	“Profit Center Participant” means a Participant whose Award is determined based on the performance of one or more Profit Centers and the performance of Leggett.

(h)	“RONA” means Leggett’s EBIT return for the year on its net assets, as adjusted for items approved by the Committee.

(j)	“Year” means the calendar year. The determination of whether or not Performance Objectives are achieved and the amount, if any, of a potential Award to which a Participant shall be entitled shall be determined each Year.

1.4	Administration. The Plan shall be administered by the Compensation Committee of Leggett’s Board of Directors (the “Board”), or such other committee as may be appointed by the Board (the “Committee”). The Committee shall be comprised of two or more “outside directors” of the Board (as defined in Section 162(m) of the Code). The Committee shall have full power and authority to administer and interpret the Plan and to establish rules and procedures for its administration. The Committee has sole responsibility for selecting Participants, establishing Performance Objectives (defined below) and Award formulas, and determining Awards.

SECTION 2. ELIGIBILITY, PERFORMANCE OBJECTIVES AND AWARDS

2.1	Eligibility and Participation. Eligibility for participation in the Plan shall be limited to key employees of Leggett as determined by the Committee. The Committee shall determine who is a Corporate Participant and who is a Profit Center Participant. Key employees may participate as either Corporate Participants or Profit Center Participants, but not both.

2.2	Performance Objectives. Awards are paid based on the achievement of performance objectives (“Performance Objectives”). Unless and until otherwise so determined by the Committee, the Performance Objectives are as follows:

(a)	For Corporate Participants, an Award is payable when Leggett has achieved RONA of at least 8%. The aggregate amount of Awards under the Plan and bonuses paid under Leggett’s Key Management Incentive Compensation Plan may not exceed 4% of EBIT; provided however, that Awards and bonuses related to Profit Center performance are not subject to the 4% of EBIT limit.

(b)	For Profit Center Participants, 75% of the Award is based on the achievement of Profit Center objectives and 25% of the Award is based on the achievement of the RONA targets described in 2.2(a) above. The Profit Center portion of the Award is payable when the Profit Center has operating income of at least 62.5% of budgeted operating income. The maximum Profit Center portion is payable when the Profit Center has operating income equal to 100% of budgeted operating income.

2.3	Potential Award. The amount of each Participant’s Award is determined by applying the Award formula to a percentage of the Participant’s annual salary at the end of the Year (the “Target Percentage”). The Award formula and each Participant’s Target Percentage shall be determined by the Committee no later than 90 days after the beginning of each Year.

2.4	Other Performance Objectives and Awards. The Committee may select other and/or additional Performance Objectives than those set forth in Section 2.2. These Performance Objectives may be different for different Participants and shall be based on one or more of the following measures of Leggett’s (or, if applicable, a Profit Center’s) performance: revenues, operating income, return on equity, return on assets, cash flow, market price of Leggett’s stock, earnings, earnings per share of Leggett’s stock, and/or one or more of the Performance Objectives set forth in Section 2.2.

2.5	Determination of Final Awards. As soon as practical after the end of each Year, the determination of Awards for Participants will be made and certified in writing to the Board by the Committee solely on the basis of the attainment of Performance Objectives. The Committee shall have discretion to reduce by up to 10%, but shall not increase, the Award to which a Participant would be entitled based on Performance Objectives. No such reduction shall increase the Award of any other Participant who is subject to Section 162(m).

2.6	Maximum Award. Notwithstanding any other provision of the Plan, a Participant’s Award for a Year may not exceed 0.3% of EBIT for that Year.

2.7	Payment of Awards. A Participant’s Award will be paid in the manner and at the time or times established by the Committee but in no event later than March 15th of the year the award becomes payable. Payment of an Award will be made in cash unless deferred under the Company’s Deferred Compensation Program. Unless otherwise determined by the Committee, a Participant must be employed by Leggett on the last working day of the Year to be eligible for Award payments.

SECTION 3. AMENDMENT AND TERMINATION

The Committee may amend or terminate the Plan at any time, provided that no amendment shall be made without shareholder approval if such approval is required under applicable law or required for Awards to qualify as “other performance-based compensation” under Section 162(m). Except as otherwise provided in this Plan, no amendment or termination of the Plan may materially and adversely affect any outstanding Award without the Participant’s consent.